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                                                                   Exhibit 10.32


COHESION TECHNOLOGIES
2500 FABER PLACE
PALO ALTO, CA 94303 USA
TEL 650.320.5500
FAX 650.320.5511


                                                    [COHESION TECHNOLOGIES LOGO]

November 13, 2001



James Barnes
8829 Sackett Drive
Park City, UT 84098


Dear Jim:

I am delighted that you are considering my offer to join Cohesion Technologies as our Vice President of Operations. This letter confirms the package we discussed last week.

Your salary will be $185,000 per year, to be paid bi-weekly. In addition, with the Board of Directors' approval, you will be granted 150,000 stock options to purchase Cohesion Technologies Common Stock. The options will be priced at fair market value on your first day of employment at the Company. We will also reimburse you for reasonable travel and temporary living expenses until you decide to relocate from Park City. Additionally, we agree to provide you with six months of salary if you are terminated from the Company for any reason other than for cause.

Cohesion Technologies expects all employees to protect proprietary information gained from prior and current employment. As such, we request that you honor your confidentiality obligations to your prior employers and that you sign the Cohesion Confidentiality and NonDisclosure Agreement.

You will be eligible to participate in our company's group health, dental, vision, short-term disability, long-term disability, and life insurance plans, effective upon your first day of employment. The health insurance plans provide coverage for employees outside of California through the PPO Plan, as outlined in the attached section of the Company Benefits Plan Summary. You will also be eligible to invest in the Cohesion Technologies 401(k) Plan and our Employee Stock Purchase Plan. Per our discussion, you will receive four weeks paid vacation per year in lieu of the Company's Personal Time Plan.

Jim, I look forward to confirmation of your acceptance and having your join our team!

Sincerely,

/s/ William G. Mavity

William G. Mavity
Chief Executive Officer and President
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                                                    [COHESION TECHNOLOGIES LOGO]

Dear Bill,

I, James Barnes, accept the position of Vice President of Operations at Cohesion Technologies, based on the terms outlined above.




/s/ James Barnes
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James Barnes